Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-101744, No. 333-156202, No. 333-168427, No. 333-198404, and No. 333-231524) on Form S-8 of Benchmark Electronics, Inc. of our report dated March 2, 2020, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II – Valuation Accounts listed in Item 15(a)(2) (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Benchmark Electronics, Inc.

Our report includes an explanatory paragraph as Benchmark Electronics, Inc. has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Targeted Improvements.

(Signed) KPMG LLP

Houston, Texas
March 2, 2020